Exhibit 99.3

July 26, 2016

Ram Shankar

5531 Pine Loch Lane

Williamsville, NY 14221

Dear Ram,

As a follow-up to our conversations, we are pleased to offer you the position of Chief Financial Officer of UMB Financial Corporation (“UMB”), effective August 8, 2016, reporting to the Chairman, President & Chief Executive Officer of UMB, Mariner Kemper.

This letter is to confirm the following details of our offer:

•	A salary at a gross annual rate of $350,000. Such salary shall be payable over 52 weeks as earned and in accordance with the Company’s standard payroll procedures.

•	Sign on bonus of $30,000 will be paid on the paycheck closest to the 90th day of employment. In the event you voluntarily terminate your full-time employment before completing 24 months of employment or UMB terminates your employment for unsatisfactory performance or violation of UMB policies or procedures within the first 24 months of employment, you agree to repay UMB a pro-rated amount of the total sign on bonus. Prorating is based upon 1/24th of the sign on bonus paid times the number of months remaining in the 24 month period. You authorize UMB to deduct from your final pay or otherwise collect any sign on bonus repayment due.

•	Eligibility to participate in the Short Term Incentive Program (STIP) contingent upon approval by the Board Compensation Committee, subject to all terms of the plan at a target of 50% of base pay. The reward payout is pro-rated based on your date of hire. The standard STIP plan is in effect for 2017.

•	Eligibility to participate in the 2017 Long Term Incentive Program under the UMB Financial Corporation Long Term Incentive Plan (LTIP) contingent upon approval by the Board Compensation Committee, subject to all terms of the plan at 50% of base pay.

•	A one-time grant of 3,000 shares of Service Based Restricted Stock from the LTIP contingent upon approval by the Board Compensation Committee, subject to all terms of the plan, vesting 50% on the second anniversary of the grant, 50% on the third anniversary of the grant.

•	Paid-Time-Off (PTO): Your PTO will begin accruing at the rate of 20 calendar days annually. Your accrual for 2016 will be prorated, based upon your hire date.

•	Eligibility for company sponsored benefit plans on the following effective dates:

Date of hire;

Group Life Insurance

Employee Assistance Plan (EAP)

Pet Insurance

First of the month following one month of employment;

Medical, Dental, Vision, Tax Savings Plan, Legal Insurance and 401(k) Plan

First of the month following three months of employment;

Supplemental Life and AD&D Insurance, Universal Life, Cancer, & LT Care

First of the month following six months of employment;

Short Term and Long Term Disability Plans

First January or July following 12 months of employment;

Profit Sharing

Employee Stock Ownership Plan (ESOP)

•	Eligibility for many bank products and services free or on a reduced fee basis

•	In addition to these company sponsored benefits, a variety of additional insurance products are available after three months of employment, through UMB Insurance, Inc.

You, like all other UMB associates, will be subject to the various policies and terms and conditions applicable to UMB employees generally, including UMB’s Associate Handbook, which includes UMB Code of Ethics and Code of Conduct (collectively, the “Handbook”). Among other things, the Code of Conduct restricts the use of customer data and confidential and proprietary information, the solicitation of UMB customers after employment with UMB ends. At the commencement of your employment, you will be given the Handbook, and required to acknowledge your agreement to comply with its requirements and provisions. In addition, you will be required to agree to and sign UMB’s Confidentiality, Nonsolicitation and Intellectual Property Ownership Agreement.

In accepting employment with UMB, you have agreed that during your employment, you will not improperly use or disclose any confidential information or trade secrets or violate any non-competition or other agreement with, any former employer or any other persons to whom you have an obligation of confidentiality or noncompetition. You will not bring onto the premises of UMB any unpublished documents or any property belonging to any former employer or any person to whom you have an obligation of confidentiality, unless consented to in writing by that former employer or person. You will use in the performance of your duties only information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by UMB. You represent that you are not subject to any contractual provision restricting your ability to accept or perform your duties as an employee of UMB.

If any “Change in Control” (as defined below) were to occur during the first one year of your UMB employment, and your employment with UMB (or its successor in interest) were to terminate within such one-year period (other than as a result of your resignation or an involuntary termination based on your acts of dishonesty, violations of law, regulations, or any material UMB (or its successor in interest) policy, or your failure to devote substantially all of your time and efforts to carrying out your assigned duties or to perform in a reasonable manner all significant duties for which you are given responsibilities), then you would be eligible to receive as a severance payment, upon your execution of UMB’s standard form of release and separation agreement then in use, a cash payment equal to your annual base salary at the time such Change in Control occurred. If the Change in Control were to occur during the second one-year period of your UMB employment, then you would be eligible to receive as a severance payment, upon your execution of UMB’s standard form of release and separation agreement, a cash payment equal to 50% of your annual base salary at the time such Change in Control occurred.

“Change in Control” means, with respect to UMB: (i) the acquisition, directly or indirectly, by merger, consolidation, purchase or otherwise, in any transaction or a series of related transactions, by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), who within any 12-month period, acquires “beneficial ownership” (as those terms are defined for purposes of Section 13(d) of the Securities Exchange Act of 1934 and the Rules and Regulation of the Securities and Exchange Commission promulgated thereunder) of securities representing an aggregate of 50% or more of the combined voting power of UMB’s then outstanding voting securities (other than such transfers from an individual to one or more lineal descendants of that individual or transfers from an individual to a living trust the beneficiaries of which are lineal descendants of the grantor of that trust, or transfers from such living trust to such beneficiaries, as the case may be); or (ii) consummation by UMB of (a) a merger, consolidation or other business combination with any other “person” (as defined above) or Affiliate thereof, where the stockholders of UMB immediately prior to the merger, consolidation or other business combination own, immediately after the merger, consolidation or other business combination, less than a majority of the outstanding voting shares of the surviving or resulting entity, or (b) an agreement for the sale or disposition by UMB (in one transaction or a series of related transactions) of all or substantially all of its assets to a person that is not controlled by or under common control with UMB. Notwithstanding the foregoing provisions of this definition, a “Change in Control” shall in no event be deemed to have occurred with respect to UMB when any transaction contemplated by this definition is consummated by UMB with a Person that, immediately prior to the consummation of such transaction and at all times thereafter, directly or indirectly, through one or more intermediaries, is an Affiliate of UMB. For purposes of this definition, “Affiliate” of UMB shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with UMB , and “Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Payments and benefits under this agreement are intended to comply with Internal Revenue Code Section 409A and applicable guidance issued thereunder (“Section 409A”) or comply with an exemption from the application of 409A and, accordingly, all provisions of this agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding any of the provisions of this letter agreement, UMB shall not be liable to you for any excise taxes or interest if any payment or benefit which is to be provided pursuant to this agreement and which is considered deferred compensation subject to Section 409A otherwise fails to comply with, or be exempt from, the requirements of Section 409A.

As we discussed, because UMB is a publicly-held company and has various corporate governance requirements, the Compensation Committee of the Board of Directors of UMB (the “Compensation Committee”) must approve the proposed terms of your employment (as set forth herein) before you can be hired. Also, the full Board would need to formally elect you as CFO. Accordingly, this letter and the proposed terms of your employment are subject to, and contingent upon, the Compensation Committee’s formal approval of the terms and the Board election of you as CFO. If the provisions of this letter are acceptable to you, we will seek the approval of the Compensation Committee. We have no reason to believe that its approval will not be forthcoming, or that the full Board would not elect you as CFO at its upcoming meeting in April.

This offer is contingent upon successful completion of a pre-employment drug screen, consumer report conducted by Validity Screening Solutions, credit report (if required by law or applicable for your position). Also, a FBI background check conducted by First Advantage. As an employer, we are required to request information from all new associates to comply with the Immigration Reform and Control Act of 1986. Therefore, on your first day you will need to provide documentation to verify your identity and work authorization.

No provision of this letter represents an employment contract in whole or in part, for any duration, between you and UMB or any of its subsidiaries. You will at all times be an “at will” employee whose employment is not for any definite period of time and can be terminated by UMB or by you at any time and for any reason. No statement, representation, promise or remark, whether in writing or oral, shall be deemed to modify the “at will” relationship unless such modification is reduced to writing and signed by UMB’s Chief Executive Officer.

Please let me know if you have any questions.

Welcome to UMB.

Sincerely,

Mariner Kemper

Chairman, President & CEO UMBFC

I have read and accept the terms and conditions of this job offer.

                                          Date

Sign on Bonus Repayment Agreement:

A prorated re-payment of the sign on bonus will be required should an employee voluntarily leave UMB within 24 months of last guaranteed payment. Prorating is based upon 1/24th of the amount paid times the number of months remaining to complete 24 months. Payment is adjusted for previous taxes withheld from the original amount.

I have read and accept the terms and conditions of this job offer.

                                          Date